Exhibit 99.1

GXO Reports First Quarter 2023 Results

Highlights
•Record first quarter revenue of $2.3 billion, up 12% year over year; organic revenue growth1 of 7%; net income attributable to GXO of $25 million; adjusted EBITDA1 of $158 million; diluted EPS of $0.21 and adjusted diluted EPS1 of $0.49
•Full-year 2023 profit guidance raised:
▪Adjusted diluted EPS raised $0.10, now expected to be $2.40-$2.60
▪Adjusted EBITDA raised $15 million, now expected to be $715-$745 million

Business Highlights
•Sales pipeline grows to approximately $2.3 billion, up from fourth quarter 2022
•Strong first half momentum in new wins, including signing GXO’s largest-ever annual revenue contract
•Incremental 2023 revenue of $782 million secured through the first quarter
•Revenue retention rate remains in the mid-to-high 90s
•First quarter e-commerce revenue up 34% year over year; reverse logistics revenue up 50% year over year
•Record operational tech deployment, up 64% year over year
•Expanded GXO Direct product to UK; rollout to Continental Europe planned later this year

GREENWICH, Conn. — May 9, 2023 — GXO Logistics, Inc. (NYSE: GXO) today announced results for the first quarter 2023.

Malcolm Wilson, Chief Executive Officer of GXO, said, “We’ve had a great start to the year, with strong top- and bottom-line results showcasing the strength and predictability of our business. In the first quarter, we delivered record revenue of $2.3 billion, up 12 percent year over year; $25 million of net income attributable to GXO; and $158 million of adjusted EBITDA, reflecting stellar operational performance.

“We’ve kicked off the year by signing exciting new partnerships and expanding relationships across multiple verticals and markets, with several transformative projects coming to fruition. Our new project with Sainsbury’s, a leading grocery retailer in the UK, is the largest annual revenue contract awarded in GXO’s history and represents nearly $1 billion in lifetime value. Through the end of April, we’ve secured over $800 million of incremental revenue for 2023, while bringing our pipeline to a near-record level.

“We saw increased outsourcing and automation in the quarter. Operational tech was up a record 64 percent year over year, and we are accelerating our deployment of artificial intelligence, which boosts productivity significantly. We also continued to make strong progress on our key initiatives: we are seeing the benefits of our central efficiencies program sooner than expected, and the integration of Clipper is largely complete, allowing GXO to accelerate the expansion of GXO Direct, our industry-leading shared-user solution, to the UK.

1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.

“Our first quarter performance, strong wins, growing pipeline, and excellent execution put us squarely on track for achieving our raised 2023 guidance and delivering our 2027 targets. It’s an exciting year, and we see significant opportunity to take share and grow our business.”

First Quarter 2023 Results

Revenue increased to $2.3 billion, up 12% year over year compared with $2.1 billion for the first quarter 2022. Organic revenue grew by 7%.

Operating income increased to $42 million, up 14% year over year compared with $37 million for the first quarter 2022.

Reflecting the impact of non-operational items, including foreign exchange rates, interest expense, and reduced pension income, net income attributable to GXO was $25 million, compared with $37 million for the first quarter 2022. Diluted earnings per share was $0.21, compared with $0.32 for the first quarter 2022.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA1”) increased to $158 million from $155 million in the first quarter 2022.

Adjusted net income attributable to GXO1 was $59 million, compared with $68 million for the first quarter 2022. Adjusted diluted earnings per share1 was $0.49, compared with $0.59 for the first quarter 2022.

GXO generated $39 million of cash flow from operations, compared with $46 million for the first quarter 2022. In the first quarter of 2023, GXO used $43 million of free cash flow1 compared to $16 million for the first quarter 2022, reflecting typical seasonality.

Cash Balances and Outstanding Debt

As of March 31, 2023, cash and cash equivalents and debt outstanding were $426 million and $1,781 million, respectively, as part of GXO’s investment grade balance sheet.

2023 Guidance

GXO’s current 2023 financial outlook is as follows:
•Organic revenue growth1 of 6% to 8%;
•Adjusted EBITDA1 of $715 million to $745 million (raised from $700 million to $730 million);
•Free cash flow1 conversion of approximately 30% of adjusted EBITDA1; and
•Adjusted diluted earnings per share1 of $2.40 to $2.60 (raised from $2.30 to $2.50).

Conference Call

GXO will hold a conference call on Wednesday, May 10, 2023, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 877-407-8029; international callers dial +1 201-689-8029. Conference ID: 13737653. A live webcast of the conference will be available on the Investor Relations area of the company’s website, investors.gxo.com. The conference will be archived until May 24, 2023. To access the replay by phone, call toll-free (from US/Canada) 877-660-6853; international callers dial +1 201-612-7415. Use participant passcode 13737653.

About GXO Logistics

GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is benefiting from the rapid growth of ecommerce, automation and outsourcing. GXO is committed to providing a diverse, world-class workplace for more than 130,000 team members across more than 970 facilities totaling approximately 200 million square feet. The company partners with the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut, USA. Visit GXO.com for more information and connect with GXO on LinkedIn, Twitter, Facebook, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables below.

GXO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA margin, adjusted earnings before interest, taxes and amortization (“adjusted EBITA”), adjusted EBITA, net of income taxes paid, adjusted EBITA margin, adjusted net income attributable to GXO, adjusted earnings per share (basic and diluted) (“adjusted EPS”), free cash flow, organic revenue, organic revenue growth, net leverage ratio, net debt, and return on invested capital (“ROIC”).

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITA, adjusted net income attributable to GXO and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the financial tables below. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition or divestiture and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and separating IT systems. Restructuring costs primarily related to severance costs associated with business optimization initiatives.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities less payment for purchases of property and equipment plus proceeds from sale of property and equipment.

We believe that adjusted EBITDA, adjusted EBITDA margin, adjusted EBITA, adjusted EBITA, net of income taxes paid, and adjusted EBITA margin, improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains, which management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets.

We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations, revenue from acquired businesses and revenue from deconsolidated operations.

We believe that net leverage ratio and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our total debt and net debt as a ratio of our adjusted EBITDA. We calculate ROIC as our adjusted EBITA, net of income taxes paid divided by invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to our financial targets for full-year 2023 organic revenue growth, adjusted EBITDA, free cash flow, and adjusted diluted EPS, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including our full year 2023 financial targets of organic revenue growth, adjusted EBITDA, free cash flow, adjusted diluted earnings per share, the expected incremental revenue in 2023 from new customer wins in 2023, and continued strong performance in 2023 and delivery of our 2027 targets. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors the company believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks discussed in our filings with the SEC and the following: the impact of the COVID-19 pandemic; economic conditions generally; supply chain challenges, including labor shortages; our ability to align our investments in capital assets, including equipment, and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; unsuccessful acquisitions or other risks or developments that adversely affect our financial condition and results; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; litigation; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers’ facilities and efforts by labor organizations to organize our employees; risks associated with defined benefit plans for our current and former employees; our inability to attract or retain necessary talent; the increased costs associated with labor; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; seasonal fluctuations; issues related to our intellectual property rights; governmental regulation, including environmental laws, trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; natural disasters, terrorist attacks or similar incidents, including the conflict between Russia and Ukraine; a material disruption of the company's operations; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; the impact of potential cyber-attacks and information technology or data security breaches; the inability to implement technology initiatives successfully; our ability to achieve our Environmental, Social and Governance goals; and a determination by the IRS that the distribution or certain related spin-off transactions should be treated as taxable transactions.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Chris Jordan
+1 (203) 536 8493
chris.jordan@gxo.com

Media Contact

Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

GXO Logistics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022
Revenue	$2,323	$2,083
Direct operating expense	1,906	1,748
Selling, general and administrative expense	258	190
Depreciation and amortization expense	83	76
Transaction and integration costs	13	19
Restructuring costs and other	21	13
Operating income	42	37
Other income, net	—	16
Interest expense, net	(13)	(4)
Income before income taxes	29	49
Income tax expense	(3)	(11)
Net income	26	38
Net income attributable to noncontrolling interests	(1)	(1)
Net income attributable to GXO	$25	$37

Earnings per share data
Basic	$0.21	$0.32
Diluted	$0.21	$0.32
Weighted-average common shares outstanding
Basic	118,781	114,731
Diluted	119,231	115,569

GXO Logistics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$426	$495
Accounts receivable, net of allowance of $11 and $12	1,605	1,647
Other current assets	280	286
Total current assets	2,311	2,428
Long-term assets
Property and equipment, net of accumulated depreciation of $1,361 and $1,297	964	960
Operating lease assets	2,168	2,227
Goodwill	2,765	2,728
Intangible assets, net of accumulated amortization of $477 and $456	555	570
Other long-term assets	327	306
Total long-term assets	6,779	6,791
Total assets	$9,090	$9,219
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$652	$717
Accrued expenses	908	995
Current debt	84	67
Current operating lease liabilities	568	560
Other current liabilities	209	193
Total current liabilities	2,421	2,532
Long-term liabilities
Long-term debt	1,697	1,739
Long-term operating lease liabilities	1,800	1,853
Other long-term liabilities	453	417
Total long-term liabilities	3,950	4,009
Commitments and contingencies
Stockholders’ Equity
Common Stock, $0.01 par value per share; 300,000 shares authorized, 118,889 and 118,728 issued and outstanding	1	1
Preferred Stock, $0.01 par value per share; 10,000 shares authorized, none issued and outstanding	—	—
Additional paid-in capital	2,580	2,575
Retained earnings	348	323
Accumulated other comprehensive loss	(244)	(254)
Total stockholders’ equity before noncontrolling interests	2,685	2,645
Noncontrolling interests	34	33
Total equity	2,719	2,678
Total liabilities and equity	$9,090	$9,219

GXO Logistics, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In millions)	2023	2022
Cash flows from operating activities:
Net income	$26	$38
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization expense	83	76
Stock-based compensation expense	9	6
Deferred tax expense (benefit)	(7)	3
Other	9	4
Changes in operating assets and liabilities
Accounts receivable	57	(33)
Other assets	11	(7)
Accounts payable	(49)	(39)
Accrued expenses and other liabilities	(100)	(2)
Net cash provided by operating activities	39	46
Cash flows from investing activities:
Capital expenditures	(91)	(65)
Proceeds from sales of property and equipment	9	3
Other	—	18
Net cash used in investing activities	(82)	(44)
Cash flows from financing activities:
Repayments of debt, net	(21)	—
Repayments of finance lease obligations	(8)	(9)
Taxes paid related to stock-based compensation awards	(4)	(11)
Other	4	2
Net cash used in financing activities	(29)	(18)
Effect of exchange rates on cash and cash equivalents	3	(5)
Net decrease in cash and cash equivalents	(69)	(21)
Cash and cash equivalents, beginning of period	495	333
Cash and cash equivalents, end of period	$426	$312

GXO Logistics, Inc.
Key Data
Disaggregation of Revenue
(Unaudited)

Revenue disaggregated by geographical area was as follows:

	Three Months Ended March 31,
(In millions)	2023	2022
United Kingdom	$844	$704
United States	714	681
France	202	176
Netherlands	196	170
Spain	127	120
Italy	88	82
Other	152	150
Total	$2,323	$2,083

The Company’s Revenue can also be disaggregated by various verticals, reflecting the customer’s principal industry. Revenue disaggregated by industries was as follows:

	Three Months Ended March 31,
(In millions)	2023	2022
Omnichannel retail	$968	$825
Technology and consumer electronics	366	305
Food and beverage	307	338
Industrial and manufacturing	272	263
Consumer packaged goods	253	213
Other	157	139
Total	$2,323	$2,083

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITA
and Adjusted EBITDA and Adjusted EBITA Margins
(Unaudited)

	Three Months Ended March 31,		Year Ended	Trailing Twelve Months Ended
(In millions)	2023	2022	December 31, 2022	March 31, 2023
Net income attributable to GXO	$25	$37	$197	$185
Net income attributable to noncontrolling interest	1	1	3	3
Net income	$26	$38	$200	$188
Interest expense, net	13	4	29	38
Income tax expense	3	11	64	56
Depreciation and amortization expense	83	76	329	336
Transaction and integration costs	13	19	61	55
Restructuring costs and other	21	13	32	40
Unrealized (gain) loss on foreign currency options and other	(1)	(6)	13	18
Adjusted EBITDA(1)	$158	$155	$728	$731

Less: Depreciation	66	62	261	265
Adjusted EBITA(1)	$92	$93	$467	$466

Revenue	$2,323	$2,083
Adjusted EBITDA margin(1)(2)	6.8%	7.4%
Adjusted EBITA margin(1)(3)	4.0%	4.5%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue.
(3) Adjusted EBITA margin is calculated as adjusted EBITA divided by revenue.

GXO Logistics, Inc.
Reconciliation of Net Income to Adjusted Net Income
and Adjusted Earnings Per Share
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022
Net income attributable to GXO	$25	$37
Amortization expense	17	14
Transaction and integration costs	13	19
Restructuring costs and other	21	13
Unrealized gain on foreign currency options	(1)	(6)
Income tax associated with the adjustments above(1)	(11)	(9)
Discrete tax benefit(2)	(5)	—
Adjusted net income attributable to GXO(3)	$59	$68

Adjusted basic earnings per share(3)	$0.50	$0.59
Adjusted diluted earnings per share(3)	$0.49	$0.59

Weighted-average common shares outstanding
Basic	118,781	114,731
Diluted	119,231	115,569
(1) The income tax rate applied to items is based on the GAAP annual effective tax rate.
(2) Discrete tax benefit from the release of valuation allowances.
(3) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Other Reconciliations
(Unaudited)

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow:

	Three Months Ended March 31,
(In millions)	2023	2022
Net cash provided by operating activities	$39	$46
Payment for purchases of property and equipment	(91)	(65)
Proceeds from sale of property and equipment	9	3
Free Cash Flow(1)	$(43)	$(16)
(1) See the “Non-GAAP Financial Measures” section of this press release.
The Company calculates free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a ratio.

Reconciliation of Revenue to Organic Revenue:

	Three Months Ended March 31,
(In millions)	2023	2022
Revenue	$2,323	$2,083
Revenue from acquired business	(224)	—
Revenue from deconsolidation	—	(20)
Foreign exchange rates	100	—
Organic revenue(1)	$2,199	$2,063

Revenue growth(2)	11.5%
Organic revenue growth(1)(3)	6.6%
(1) See the “Non-GAAP Financial Measures” section of this press release.
(2) Revenue growth is calculated as the change in the period-over-period revenue divided by the prior period, expressed as a percentage.
(3) Organic revenue growth is calculated as the change in the period-over-period organic revenue divided by the prior period, expressed as a percentage.

GXO Logistics, Inc.
Liquidity Reconciliations
(Unaudited)

Reconciliation of Total Debt and Net Debt:

(In millions)	March 31, 2023
Current debt	$84
Long-term debt	1,697
Total debt	$1,781
Less: Cash and cash equivalents	(426)
Net debt(1)	$1,355
(1) See the “Non-GAAP Financial Measures” section of this press release.

Reconciliation of Total debt to Net income attributable to GXO Ratio:

(In millions)	March 31, 2023
Total debt	$1,781
Trailing twelve months net income attributable to GXO	$185
Debt to net income attributable to GXO ratio	9.6x

Reconciliation of Net Leverage Ratio:

(In millions)	March 31, 2023
Net debt	$1,355
Trailing twelve months adjusted EBITDA(1)	$731
Net leverage ratio(1)	1.9x
(1) See the “Non-GAAP Financial Measures” section of this press release.

GXO Logistics, Inc.
Return on Invested Capital
(Unaudited)

Adjusted EBITA, net of income taxes paid

	Three Months Ended March 31,		Year Ended	Trailing Twelve Months Ended
(In millions)	2023	2022	December 31, 2022	March 31, 2023
Adjusted EBITA(1)	$92	$93	$467	$466
Less: Cash paid for income taxes	—	(5)	(111)	(106)
Adjusted EBITA(1), net of income taxes paid	$92	$88	$356	$360
(1) See the “Non-GAAP Financial Measures” section of this press release.

Operating Return on Invested Capital

	March 31,
(In millions)	2023	2022	Average
Selected Assets:
Accounts receivable, net	$1,605	$1,492	$1,549
Other current assets	280	226	253
Property and equipment, net	964	833	899
Selected Liabilities:
Accounts payable	$(652)	$(549)	$(601)
Accrued expenses	(908)	(940)	(924)
Other current liabilities	(209)	(146)	(178)
Invested Capital	$1,080	$916	$998

Ratio of Return on Invested Capital(1)(2)			36.1%
(1) The ratio of return on invested capital is calculated as trailing twelve months adjusted EBITA, net of income taxes paid, divided by invested capital.
(2) See the “Non-GAAP Financial Measures” section of this press release.